Exhibit 10.24

December 7, 2017

John Cajigas

7470 La Mantanza

San Diego, CA 92127

Re:Retirement & Separation Planning

Dear John:

As discussed, we would like to assure a smooth transition for you and the Company in connection with your upcoming retirement and separation from employment with Tandem Diabetes Care.  Though the Company does not have a formal plan that applies in this circumstance, we are offering you an arrangement to facilitate a productive transition.

This letter sets forth the arrangement that the Company is offering, and the terms and conditions that apply if you accept it.  Please read this carefully and feel free to call me if you have any questions.  If the terms set forth in this letter are acceptable, you will need to sign and date the enclosed copy of this letter and return it to me within the time limits set forth below.  Once this letter agreement takes effect, it will become a legally binding contract between you and the Company on the following terms:

1.Separation Date and Final Regular Paycheck:  Your employment with the Company will terminate on December 31, 2017 (the “Separation Date”).  By the Separation Date you will be paid all salary, unused paid time off, and any other compensation due through your date of termination.  The Company will also reimburse you for any reasonable and necessary business expenses incurred prior to your date of termination in accordance with the Company’s written policies, provided you submit a properly documented expense report within thirty (30) days following your Separation Date. Such expense reports should be provided in writing to Tom Fox in the Company’s Human Resources department.

2. Return of Company Property: On or prior to your Separation Date you must return all property of the Company in your possession or control, including all keys, cards, and badges, and all computer, tablet, telephone, and office equipment in good working order (except for reasonable wear and tear) and with all files and software intact. You should not retain in your possession or control any duplicate records or files containing confidential information of the Company, whether in electronic, paper or other format or on any storage device or network. If requested, you will provide the Company with any passwords associated with any computer, tablet, or other device used by you in the course of your employment.

3.Pay and Benefits:  The parties anticipate that you will continue to be paid your regular salary and wages through your Separation Date. In addition, in consideration for your signing and fulfilling your obligations under this letter agreement, the Company will provide the following additional pay and benefits, subject to the this agreement being signed and not revoked as provided in Paragraph 16 below.

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A.2017 Bonus:  Notwithstanding the termination of employment on your Separation Date, as partial consideration for you entering into this agreement the parties acknowledge and agree that you will be eligible for a cash incentive bonus, based on your target bonus of 50% of your base salary (as in effect for the 2017 calendar year), regardless of your employment status as of the date of the determination of the bonus payout or the bonus payment date. The determination of the actual bonus amount, if any, remains subject to the final determination by the Compensation Committee of the Board (the “Committee”); but in any event will be determined for you using the same methodology applied to all of the Company’s executive vice presidents serving in that capacity at that time. Your bonus will be paid to you at the same time as bonuses, if any, are paid to the Company’s other executive officers, and in any event on or before March 15, 2018. Any bonus payment will be subject to appropriate withholding and payroll deductions.

B.Group Medical Insurance: Provided that following your Separation Date you make a timely election to continue your current coverage under the Company’s group medical plan, for each complete month of such coverage from January 1, 2018 through December 31, 2018 the Company will pay you an amount equal to $2,309.99 for each month of coverage election. Such payment will be made in a single lump sum by not later than December 31, 2018 based on the number of complete months of coverage actually elected during 2018. Any such payment will be subject to appropriate withholding and payroll deductions. You will receive the necessary COBRA forms in a separate letter from WageWorks, our COBRA administrator.  Any coverage under the medical plan beyond this period will be solely at your expense.  All such coverage will be subject to the terms and conditions of the medical plan documents.

C.Severance Pay:  The Company will pay you the gross amount of Three hundred and seventy-five thousand dollars ($375,000.00), minus appropriate withholding and payroll deductions, which represents pay from January 1, 2018 through December 31, 2018. This amount will be paid to you as follows: the first payment of one-hundred fifty thousand dollars ($150,000), minus appropriate withholding and payroll deductions, to be made on the later of (i) 10 business days following the date that this agreement first becomes effective in accordance with the provisions of Paragraph 16, below (the “Effective Date”), or (ii) January 19, 2018, and the remaining payments totaling two-hundred twenty-five thousand dollars ($225,000), will be paid to you in equal installments, minus appropriate withholding and payroll deductions, in accordance with the Company’s ordinary payroll cycle commencing on July 6, 2018 or the day after the six-month anniversary of the Separation Date, whichever is later, and through December 31, 2018.

D.Unemployment: The Company will not contest your eligibility for unemployment insurance compensation.

E. Treatment of Stock Options:  Except as otherwise specifically provided in this agreement, any stock options previously issued to you shall continue to be subject to the terms of the applicable stock option plan, your stock option agreements, and applicable laws. On the Effective Date, the following outstanding stock options previously issued to you shall become immediately vested in full, and the period during which you are permitted to exercise such option shall be extended until the earlier of: (i) December 31, 2019; (ii) upon the consummation of a Change in Control (as defined in the applicable stock plan referenced below); (iii) one (1) year following your death or (iv) the original ten (10) year expiration period under the original stock option agreement:

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Original Grant Date	Exercise Price	# Options	Stock Plan
April 23, 2013	$11.06	11,935	2006 Stock Incentive Plan
December 16, 2016	$23.00	16,920	2013 Stock Incentive Plan
May 17, 2017	$9.00	10,500	2013 Stock Incentive Plan

To the extent that any of the above-referenced stock options include Incentive Stock Options, you acknowledge that any Incentive Stock Options shall convert to Non-Qualified Stock Options. To the extent that your other outstanding stock options remain outstanding following your Separation Date, you acknowledge that any Incentive Stock Options will automatically convert to Non-Qualified Stock Options by operation of law if they are not exercised within the applicable three-month period following your Separation Date in accordance with their terms.  Upon expiration of the applicable exercise periods, including for the three option agreements whose expiration periods have been extended, all of your vested and unexercised stock options will expire.

F. Discretionary Grant of Restricted Stock: Within ten (10) business days following the Effective Date, but in any event not earlier than January 5, 2018, and provided that you have performed and complied with all agreements, obligations, and conditions contained in this agreement (including without limitation the obligations set forth below in Paragraph 4), the Company will delivery to you eighty thousand (80,000) shares of the Company’s Common Stock (the “Restricted Shares”) issued in the name of the John Cajigas and Mary E. Cajigas Family Trust, dated August 11, 2005. The Restricted Shares will be held by the Company’s transfer agent for your account in electronic form with a restrictive legend annotated on the book entry. The Restricted Shares when issued and delivered in accordance with the terms of this agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. The Company will have no obligation to register the Restricted Shares under any state or federal securities laws, and except as specifically set forth in the immediately preceding sentence is making no other representation or warranty to you regarding the financial condition, business affairs or any other matters pertaining to the Company or the Restricted Shares.

You represent that you are an Accredited Investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). You further represent to the Company that you are an investor of sufficient sophistication to make an informed investment decision based on your actual knowledge of the business and affairs of the Company and that you have a pre-existing business or personal relationship with the Company. In addition, you acknowledge that you are capable of evaluating the merits and risks of the investment in the Restricted Shares and that the acquisition of the Restricted Shares hereunder is a speculative investment that involves a high degree of risk of loss.

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You understand that the Restricted Shares may NOT be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Restricted Shares, or an available exemption from registration under the Securities Act, the Restricted Shares must be held indefinitely.  In particular, you are aware that the Restricted Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.  Accordingly, each certificate or other document evidencing any of the Restricted Shares shall be endorsed with a legend substantially in the form set forth below:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

You acknowledge that the Company is not otherwise obligated to provide you the pay and benefits discussed in this Paragraph 3, and is doing so only as a term and condition of this agreement, and subject to the terms and conditions of this agreement.

4.         Your Responsibility for Taxes Related to the Restricted Shares.  Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you on account of the grant and delivery of the Restricted Shares is and remains your responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant and delivery of the Restricted Shares, the subsequent sale of the Restricted Shares and the receipt of any dividends; and (2) does not commit to structure the terms of the grant, delivery or any other aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items.  You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  Prior the grant and delivery of the Restricted Shares, and as a condition precedent thereof, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding and payment obligations of the Company.  In this regard, you authorize the Company to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid or payable to you by the Company, including payments under this agreement.  With the Company’s consent and in its sole discretion, these arrangements may also include, if permissible under local law, (a) withholding shares of the Company’s Common Stock that otherwise would be issued to you, (b) having the Company withhold taxes from the proceeds of the sale of the Company’s Common Stock that otherwise would be issued to you, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company in its sole discretion, in each case under such rules as may be established by the Company and the Company’s Compensation Committee and in compliance with the Company’s Insider Trading Policy and Rule 16b-3 under the Securities Exchange Act of 1934, as amended.  You shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the grant and delivery of the Restricted Shares that cannot be satisfied by the means previously

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described and to which the Company has previously agreed.  Finally, you acknowledge that the Company has no obligation to deliver the Restricted Shares to you until you have satisfied the obligations in connection with the Tax-Related Items.

5.         401(k) Plan and Deferred Compensation:  You may exercise whatever options and privileges are afforded you under the Company’s 401(k) Plan and Deferred Compensation Plan with respect to your account balance and elections as of your date of termination.

6.         Other Benefits:  Except as provided in this agreement, your eligibility for all other compensation and benefits will end on December 31, 2017.

7.Cooperation: You and the Company agree to cooperate in assuring a smooth and orderly transition as we carry out this agreement.  During the period of this agreement and thereafter, you will refrain from making any false or disparaging remarks about the Company, its personnel, or its products and services, including but not limited to making such comments to the press or media or posting them on any social media or other website. Moreover, following your Separation Date you will not speak publicly for the Company or represent the Company to any third-party organizations.

8.Reference Checks:  In responding to inquiries about you from prospective employers, the Company will disclose only your dates of employment, title and final rate of pay, provided you refer all such inquiries to Tom Fox in the Human Resources department.

9.Final Settlement and Release of All Claims: Since the compensation and benefits provided under this agreement goes beyond what you are entitled to under the Company’s policies, you agree that this agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you may have to date against the Company or any of its parent or affiliated companies and their respective officers, directors, shareholders, employees, insurers, agents, successors, or assigns.  You acknowledge and agree that you are entering this this agreement to resolve any and all of the claims described below, including but not limited to any and all claims for wages or compensation of any type or character, all such claims being disputed in good faith. To the fullest extent allowed by law, you hereby waive and release all such claims in return for the severance pay and other benefits you will be receiving under this agreement as more fully described in Paragraph 3, above.

10.Claims Included In Release:  The release of claims in Paragraph 9 is intended to be as broad as the law allows.  The types of claims that you are releasing under this agreement include but are not limited to the following:

A.Discrimination or harassment under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or the California Fair Employment and Housing Act.

B.Wrongful termination of employment under any State or federal law, including claims for breach of contract or wrongful termination in violation of public policy (“whistleblower”).

C.Violation of wage and hour laws, including claims for overtime pay, meal and rest period violations, accrued vacation, expense reimbursement, travel and meeting time, stand-by duty, business use of your personal automobile, or cleaning and maintenance of uniforms.

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D.Violation of State or federal laws concerning leaves of absence, such as the Family and Medical Leave Act, California Family Rights Act, and Pregnancy Disability Leave Law.

E.Claims based upon any violation of the Company’s policies and regulations or any written or oral contract or agreement between the Company and you.

F.Tort and common law claims including but not limited to claims for wrongful or retaliatory discharge, emotional distress, defamation, slander, libel or false imprisonment, claims for attorneys’ fees, back pay, front pay or reinstatement.

G.Claims based upon any violation of any other State, Federal or local statutes or laws.

H.This release also includes any unknown claims that you are not aware of at this time.  In that respect, you waive the protection of any law that might otherwise prevent you from waiving unknown claims, such as California Civil Code section 1542 which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

11.Claims Not Included In Release:  The release in Paragraph 9 does not release any claims that cannot be released by law, and will not prevent you from doing any of the following:

A.Obtaining unemployment compensation or State Disability Insurance from the State of California, or workers’ compensation through the Workers’ Compensation Appeals Board;

B.Asserting any right that is created or preserved by this agreement, such as your right to receive the severance pay and benefits outlined above, or to continue group health coverage under COBRA;

C. Enforcing any rights you have to be indemnified by the Company in the event a claim is made against you by a third party for something you did in the course of properly carrying out your duties as an employee of the Company;

D.Challenging the validity of the release of claims in this agreement by filing a complaint with the U.S. Equal Employment Opportunity Commission or California Department of Fair Employment and Housing, or

E.Filing a charge with, or giving testimony or participating in any investigation conducted by the EEOC or DFEH.  However, you acknowledge that you are not entitled to any monetary damages resulting from any such actions.

12. Trade Secrets and Intellectual Property:  During your employment, you were entrusted with access to highly confidential trade secrets of the Company concerning such things as the identities, needs, and preferences of its customers and prospects; business and financial terms of agreements between the Company and various third parties; financial reports; business plans and sales forecasts; sales and marketing objectives and strategies; customer lists; compensation arrangements; regulatory objectives and strategies; product designs and specifications; manufacturing know-how; personnel files; policies and practices associated with

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customer and technical support, training and quality systems; and patents, copyrights, and trademarks belonging to the Company.  You agree to keep all such information confidential and not to use or disclose it for any purpose after your termination. I acknowledge that I have been informed that I have rights under 18 U.S.C. Section 1833(b) which states in part: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made  (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement creates liability for actions taken by you permitted under 18 U.S.C. Section 1833(b).

13.Other Agreements: Any existing agreements between you and the Company concerning protection of trade secrets, confidential information, ownership of inventions, intellectual property rights, or unfair competition shall remain in effect by their terms. In particular, attached for your reference as Exhibit A is a copy of your fully executed Employee Proprietary Information Agreement which you signed as a condition to your employment. Your continued compliance with the terms of the attached Employee Proprietary Information Agreement is an express condition of this agreement. Moreover, you agree to continue to maintain any and all current or prospective customer information in strict confidence to ensure that any individually identifiable protected health information (PHI) remains protected under the regulations implementing Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and other federal and state laws protecting the confidentiality of personal identifying information.

14.No Admission:  You acknowledge that this is not an admission of wrongdoing or poor performance by you or the Company, and shall not be used as evidence of guilt by either party.  If you elect not to sign this letter, it shall become null and void.

15.Complete Agreement:  Except as provided in Paragraph 13 above, this agreement sets forth the complete agreement between you and the Company, and supersedes all other agreements and understandings whether oral, written or implied.  For the avoidance of doubt, the parties mutually agree and acknowledge that upon the effectiveness of this Agreement your Amended and Restated Severance Agreement dated as of November 4, 2013 and your Employment Letter Agreement dated April 30, 2008 shall each be deemed to have terminated and have no further force or effect.  This agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. You acknowledge that no promises or inducements have been made to you, other than what is set forth in this letter, to induce you to sign this agreement.  This agreement can be modified or amended only in a formal written contract signed by you and the Company’s Chief Executive Officer. In the event that you materially breach the terms of this agreement, or the Employee Proprietary Information Agreement, the Company (i) shall be entitled to discontinue all payments and other consideration under this agreement; and (ii) demand immediate repayment in full of any payments made to you or on your behalf under the provisions of Paragraph 3 above notwithstanding anything to the contrary in this agreement.  In the event of a lawsuit or other proceeding in which either party to this agreement claims a breach of this agreement, or seeks to enforce or interpret this agreement, the prevailing party shall be entitled to an award for reasonable attorneys’ fees and costs, together with any costs and expenses, incurred in connection with such dispute. Additionally, the validity and interpretation of this agreement shall be governed by the laws of the State of California without giving effect to the principles of conflict of laws.  The parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in San Diego County, California, or the Federal District Court for the Southern District of California.

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16.Voluntary Agreement and Effective Date:   To assure that you make an informed and voluntary decision, you will have until December 28, 2017 to decide whether or not to sign this agreement, and an additional period of seven (7) days after signing in which to revoke your acceptance by informing me in writing.  You also have the right to, and are encouraged to, consult with legal counsel regarding this agreement.  This agreement will not take effect, and you will not be eligible to receive any of the benefits as provided in Paragraph 3 above, until that seven day period has lapsed without your revoking this agreement.

17.Age Discrimination Claims:  For purposes of the Older Workers Benefit Protection Act and to assure that this agreement bars any claims under the federal Age Discrimination in Employment Act and California Fair Employment and Housing Act, you acknowledge (i) that you have read this agreement and understand that it bars all claims, including those for age discrimination; (ii) that the release of claims in this agreement does not apply to claims based on events that occur after this agreement takes effect; and (iii) that you are receiving consideration that you are not otherwise entitled to from the Company; (iv) that you have been allowed at least twenty-one (21) days in which to decide whether to accept this agreement and that this agreement will not take effect until the expiration of the seven day period referenced in Paragraph 16, above.

18.Compliance with Section 409A:  Payments under this agreement are intended to comply with all applicable exceptions and exemptions from Section 409A of the Internal Revenue Code of 1986, as amended, and the parties will cooperate in order to implement such intent.

If the terms of this agreement are acceptable to you, please sign and date the enclosed copy of this agreement and return it to me within twenty-one days after receipt.

Very truly yours,

Kim Blickenstaff

President and Chief Executive Officer

I agree to the terms and conditions stated in this letter.

/s/ John Cajigas

John Cajigas

Dated:  December 7, 2017

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Exhibit A

Employee Proprietary Information Agreement for John Cajigas